Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 16, 2011 (the “Effective Date”), between Aspect Software, Inc., a Delaware corporation (the “Company”), and Michael Regan (“Employee”).

The Company and Employee desire to enter into this Agreement to provide the terms on which Employee will serve as the Senior Vice President of Engineering of the Company.

The parties hereto agree as follows:

1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning as of the Effective Date and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Employee will serve as the Senior Vice President of Engineering of the Company, subject to the overall direction and authority of Employee’s manager or supervisor as designated by the Company from time to time.

(b) Employee will devote his or her reasonable best efforts and his or her full business time and attention to the business and affairs of the Company and its affiliates; provided that nothing in this Section 2(b) will prohibit Employee from devoting a reasonable amount of time to charitable or other similar activities. Employee will perform his or her duties and responsibilities hereunder to the best of his or her abilities in a diligent, trustworthy, businesslike and efficient manner.

3. Base Salary and Benefits.

(a) During the Employment Period, Employee’s base salary will be $235,000 per annum and will be subject to review by the Company’s Chief Executive Officer (the “CEO”) on an annual basis (the “Base Salary”), which salary will be payable in regular installments in accordance with the Company’s general payroll practices and will be subject to customary withholding.

(b) During the Employment Period, Employee will be entitled to participate in all of the Company’s employee benefit programs (including cash bonus programs) for which managerial employees of the Company are generally eligible in accordance with the terms and conditions of such programs as the same may be amended or modified from time to time.

(c) The Company will reimburse Employee for all reasonable expenses incurred by him or her in the course of performing his or her duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4. Term.

(a) The Employment Period will commence as of the Effective Date and (i) will terminate upon Employee’s resignation, death or Disability (as defined in Section 4(e) below) and (ii) may be terminated by the Company at any time for Cause (as defined in Section 4(f) below) or without Cause.

(b) Subject to the other terms and conditions of this Section 4(b), if the Employment Period is terminated by the Company without Cause during the term of this Agreement, Employee will be entitled to receive his or her Base Salary described in Section 3(a) above and continuation of medical and dental benefits coverage during the six (6) month period immediately following any such termination (subject to the following sentence, the “Severance Period”). The Severance Period shall terminate immediately (and no further payments shall be due or payable under this Section 4(b)) if, prior to the end of the period specified in the preceding sentence, Employee becomes employed by or is engaged as a consultant or independent contractor on a full-time basis (i.e., 30 or more hours per week) with any person or entity other than the Company and its affiliates. Any amounts payable under this Section 4(b) will be payable at such times as such amounts would have been payable had Employee’s employment not been terminated. Notwithstanding anything in this Agreement to the contrary, the Company will have no obligation to pay any amounts payable under this Section 4(b) during such times as Employee is in breach of Sections 5, 6 or 7 hereof. As a condition to the Company’s obligations (if any) to make the payments described in this Section 4(b), Employee will execute and deliver a general release in the form attached hereto as Exhibit A (the “General Release”). Employee shall forfeit all rights to payments and benefits described in this Section 4(b) unless the General Release is signed and delivered (and no longer subject to revocation) within sixty (60) days following the date of Employee’s separation from service (it being agreed that the Company shall provide notice to Employee not less than ten (10) business days prior to the expiration of such period). To the extent any such cash payment or continuing benefit to be provided is not nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Section 4(b) applied as though such payments commenced immediately upon Employee’s separation from service, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Employee’s separation from service. To the extent any such cash payment or continuing benefit to be provided is nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following Employee’s separation from service. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Section 4(b) had such payments commenced immediately upon the Executive’s separation from service, and any payments made thereafter shall continue as provided therein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Executive’s separation from service. The Company may provide, in its sole discretion, that Employee may continue to participate in any benefits delayed pursuant to this section during the period of such delay, provided that Employee shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section 4(b), the Company may reimburse Employee the Company’s share of the cost of such benefits, if any, had such benefits commenced immediately upon Employee’s separation from service. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified therein.

(c) If the Employment Period is terminated by the Company for Cause or pursuant to Section 4(a)(i) above, Employee will be entitled only to receive his or her Base Salary through the date of termination.

(d) Except as otherwise expressly provided in Section 4(b) above, all of Employee’s rights to salary, bonuses, fringe benefits and other compensation hereunder (if any) which accrue or become payable after the termination of the Employment Period will cease upon such termination. The Company may offset any amounts Employee owes the Company or its affiliates against any amounts the Company owes Employee hereunder. Employee’s termination of employment with the Company for any reason shall be deemed to automatically remove Employee, without further action, from any and all offices held by Employee with the Company or its affiliates.

(e) For purposes of this Agreement, “Disability” (i) means any physical or mental incapacitation which results in Employee’s inability to perform his or her duties and responsibilities for the Company for a total of 120 days during any twelve-month period, as determined by the CEO in his good faith judgment and (ii) will be deemed to have occurred on the 120th day of such inability to perform.

(f) For purposes of this Agreement, “Cause” means (i) the entering of a guilty plea or conviction of a felony or any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its affiliates or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its affiliates into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties as reasonably directed by the CEO or his designees, (iv) gross negligence or willful misconduct with respect to the Company or any of its affiliates or (v) any other material breach of this Agreement.

5. Confidential Information. Employee acknowledges that the information, observations and data (including, without limitation, trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical and business information) concerning the business or affairs of the Company or any of its affiliates obtained by him or her while employed by the Company (“Confidential Information”) are the property of the Company or such affiliate. Therefore, Employee agrees that he or she shall not disclose to any unauthorized person or use for his or her own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee’s acts or omissions to act. Employee will deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) to the extent containing Confidential Information or Work Product (as defined in Section 6 below) of the Company or any of its affiliates which he or she may then possess or have under his or her control.

6. Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee while employed by the Company (“Work Product”) belong to the Company or such affiliate. Employee shall promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Unfair Competitive Activities; Protection of Trade Secrets.

(a) Employee acknowledges that Employee’s services to the Company require the use of information including a formula, pattern, compilation, program, device, method, technique, or process that the Company has made reasonable efforts to keep confidential and that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use (“Trade Secrets”). Employee further acknowledges and agrees that the Company would be irreparably damaged if Employee were to provide similar services requiring the use of such Trade Secrets to any person or entity competing with the Company or engaged in a similar business. Therefore, Employee agrees that during the Employment Period and during the twelve (12) month period immediately thereafter (the “Protection Period”), he or she will not, either directly or indirectly, for himself or herself or any other person or entity (i)

induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee thereof, (ii) hire any person who is (or in the case of a former employee, was an employee of the Company or any affiliate at any time during the 180 day period prior to any attempted hiring by Employee) an employee of the Company or any affiliate, (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Company or any affiliate (including, without limitation, making any negative statements or communications about the Company or its affiliates) or (iv) Participate in any business that is in competition with the products or services created, developed, marketed, licensed, distributed, offered, sold or under development by the Company or in which he would be reasonably likely to employ, reveal, or otherwise utilize Trade Secrets used by the Company prior to the Employee’s termination in any geographical area in which the Company or any of its affiliates conduct business. “Participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Employee does not directly or indirectly participate in the business or management of the applicable entity) of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange.

(b) Employee agrees that the aforementioned covenant contained in Section 7(a) is reasonable with respect to its duration, geographical area and scope. In particular, Employee acknowledges and agrees that the Company and its affiliates conduct their businesses on a worldwide basis and that the geographic scope of the covenant contained in Section 7(a) is necessary to protect the goodwill and Confidential Information of the Company and its affiliates. Employee further acknowledges that the restrictions contained in Section 7(a) do not impose an undue hardship on him or her due to the fact that he or she has general business skills which may be used in industries other than those in which each of the Company and its affiliates conduct their businesses and do not deprive Employee of his or her livelihood. Employee agrees that the covenants made in Section 7(a) shall remain in full force and effect in the event he receives a promotion, demotion or change in job title or duties while employed by the Company, shall be construed as agreements independent of any other provision(s) of this Agreement, and shall survive any order of a court terminating any other provision(s) of this Agreement.

(c) If, at the time of enforcement of Sections 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

(d) Because Employee’s services are unique and because Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages may not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation of this Section 7, the Protection Period will be tolled until such breach or violation has been duly cured. Employee agrees that the restrictions contained in Sections 5, 6 and 7 are reasonable.

8. Additional Acknowledgments. Employee acknowledges that the provisions of Sections 5, 6 and 7 are in consideration of: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. Employee expressly agrees and acknowledges that the restrictions contained in Sections 5, 6 and 7 do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living. Employee acknowledges that he or she has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement.

9. Other Businesses. As long as Employee is employed by the Company, Employee agrees that he or she will not, except with the express written consent of the Company, become engaged in, render services for, or permit his or her name to be used in connection with any business other than the business of the Company or any of its affiliates.

10. Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he or she is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that he or she has had the opportunity to consult with independent legal counsel regarding his or her rights and obligations under this Agreement and that he or she fully understands the terms and conditions contained herein.

11. Deferred Compensation Matters.

(a) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted the Employment Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of the Employee’s separation from service in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made in no even less frequently than monthly. Notwithstanding the foregoing, with respect to any payments that are intended to fall under the short-term deferral exemption from Code Section 409A, unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, all payments due thereunder shall be made as soon as practicable after the right to payment vests and in all events by March 15 of the calendar year following the calendar year in which the right to payment vests. For purposes of this section, a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture as determined by the Company in its sole discretion.

(d) Notwithstanding any other payment schedule provided herein to the contrary, if Employee is identified on the date of his separation from service a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) (which generally means a key employee of a corporation any stock of which is publicly traded on an established securities market or otherwise), then, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation subject to Code Section 409A and payable on account of a “separation from service,” (i) such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” and (B) the date of Employee’s death (the “Delay Period”) to the extent required under Code Section 409A and (ii) at the end of such six (6)-month period, the Company shall make an additional payment to Employee equal to the amount interest accruing at the then-current short-term applicable federal rate published by the Internal Revenue Service on the value of any such payment or benefit, accruing from the date on which it would have otherwise been paid or provided. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them therein.

(e) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” subject to Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to provided, in any other taxable year, and (iii) Employee’s right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(f) For purposes of Code Section 409A, Employee’s right to receive any installment payment pursuant to the Employment Agreement shall be treated as a right to receive a series of separate and distinct payments.

(g) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(h) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Employee unless otherwise permitted by Code Section 409A.

12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to Employee at the address indicated in the Company’s payroll records, and to the Company at the address indicated below:

Aspect Software, Inc.

300 Apollo Drive

Chelmsford, MA 01824

Attention: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this

Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. In the event that any ruling of any court or governmental authority calls into question the validity of any portion of this Agreement, the parties hereto shall consult with each other concerning such matters and shall negotiate in good faith a modification to this Agreement which would obviate any such questions as to validity while preserving, to the extent possible, the intent of the parties and the economic and other benefits of this Agreement and the portion thereof whose validity is called into question.

13. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his or her rights or delegate his or her obligations hereunder without the prior written consent of the Company. Each of the Company’s affiliates are intended third party beneficiaries of this Agreement.

17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. Each party hereto submits to the co-exclusive jurisdiction of the United States District Court for Massachusetts, and of any Massachusetts state court sitting in Boston, Massachusetts over any lawsuit under this Agreement and waives any objection based on venue or forum non conveniens with respect to any action instituted therein.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. It is agreed and understood that Employee shall not be entitled to bind the Company in connection with this Agreement or any matter arising hereunder.

19. Incremental Equity Vesting.

(a) Reference is made to any restricted shares or share options (the “Incentive Equity”) granted to Employee pursuant to any written share option agreement or share purchase agreement and the related share purchase and option plans (the “Equity Agreements”) between Employee and the Company’s affiliate, Aspect Software Group Holdings Ltd., a Cayman Island company (“Parent”).

(b) Notwithstanding any provision to the contrary contained in the Equity Agreements, in the event of a Change of Control, then solely for the purpose of determining the vesting of the Incentive Equity, twenty-five percent (25%) of any then unvested Incentive Equity (as of the closing date of any such Change of Control) shall automatically become vested and exercisable.

(c) Notwithstanding any provision to the contrary contained in the Equity Agreements, in the event of a Change of Control and Employee’s employment is terminated without Cause during the 180 day period immediately following the consummation of such Change of Control, then solely for the purpose of determining the vesting of the Incentive Equity, so long as Employee remains in the employ of the Company immediately prior to the consummation of such Change of Control, an additional twenty-five percent (25%) of any then unvested Incentive Equity (as of the date of termination of such Employee’s employment and after giving effect to the vesting provided in subsection (a) above) shall automatically become vested and exercisable.

(d) In the event Employee has been granted Incentive Equity on more than one occasion or with different terms and conditions, the accelerated vesting provided for in each of Sections 20(a) and 20(b), to the extent applicable, shall apply to a pro rata strip of such Incentive Equity.

(e) “Change of Control” means (i) any sale or transfer by Parent or its subsidiaries of all or substantially all of their assets on a consolidated basis (for purposes hereof, “all or substantially all” shall have the meaning given to such term under Delaware law), (ii) any consolidation, merger or other reorganization of Parent with or into any other entity or entities as a result of which (A) any person or group other than investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners obtains possession of the voting power (under ordinary circumstances) to elect a majority of the surviving corporation’s board of directors or (B) investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners cease to own, collectively, at least 20% (by value) of the surviving corporation’s shares of capital stock or (iii) any sale or transfer to any third party of shares of Parent’s capital stock by the holders thereof as a result of which (A) any person or group other than investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners obtains possession of the voting power (under ordinary circumstances) to elect a majority of the board of directors or (B) investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners cease to own, collectively, at least 20% (by value) of Parent’s shares of capital stock.

(f) Except as set forth in this Section 20, no provision of this Agreement shall limit or impair any of the terms and conditions of the Equity Agreements.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ASPECT SOFTWARE, INC.

By:	/s/ Michael J. Provenzano III

Its:	Chief Financial Officer

EMPLOYEE

/s/ Michael Regan
Michael Regan